Exhibit 99.1

Company Contact:	Investor Relations Contact:
Orient Paper, Inc.	CCG Investor Relations
Winston Yen, CFO	Crocker Coulson, President
Phone: 1-562-818-3817	Phone: 1-646-213-1915
Email: info@orientpaperinc.com	Email: crocker.coulson@ccgir.com

Orient Paper Announces Results of 2012
Annual Meeting of Shareholders

BAODING, China, September 11, 2012 - Orient Paper, Inc. (NYSE AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in northern China, the results of the Company's 2012 Annual Meeting of Shareholders (the "Annual Meeting"), which was held on September 10, 2012, in Beijing, China.

At the Annual Meeting, Orient Paper's shareholders approved the following proposals:

▪	Elected directors Mr. Zhenyong Liu, Mr. Fuzeng Liu and Ms. Zhaofang Wang as directors in Class II to serve until the annual meeting of stockholders in 2014 and until their respective successors have been duly elected and qualified or until his earlier resignation, removal or death.

▪	Appointment of BDO China Shu Lun Pan CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

▪	Approved the 2012 Incentive Stock Plan

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

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Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future payments of quarterly dividends; anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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